Exhibit 3.3

CERTIFICATE OF TRUST

OF

INVESCO GALAXY ETHEREUM ETF

This Certificate of Trust of Invesco Galaxy Ethereum ETF (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed hereby is Invesco Galaxy Ethereum ETF.

2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Delaware Trust Company, 251 Little Falls Drive, Wilmington, DE 19808.

3. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

DELAWARE TRUST COMPANY, not in its individual capacity but solely as trustee of the Trust

By:	/s/ Gregory Daniels
Name: Gregory Daniels
Title: Vice President